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                                                                     EXHIBIT 3.5

                              ARTICLES OF AMENDMENT
                                     TO THE
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.

         Pursuant to the provisions of Section 607.1006, Florida Statutes,
Article I of the Amended and Restated Articles of Incorporation of Advanced Electronic Support Products, Inc., a Florida corporation (the "Corporation"), is amended in its entirety to read as follows:

                                   Article I.
                 The name of the Corporation shall be AESP, INC.

         Except as provided for above, the Amended and Restated Articles of Incorporation of the Corporation, as previously amended to the date of this amendment, shall remain unchanged.

         The foregoing amendment was duly adopted and approved by all necessary director and shareholder action, and the number of votes cast in favor of the amendment by the shareholders of the Corporation at a duly convened meeting of the shareholders held on August 8, 2002 was sufficient for approval in accordance with the Florida Statutes.

         The foregoing amendment shall be effective as of the date of filing of these Articles of Amendment.

         IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment on behalf of the Corporation as of this 8th day of August, 2002.



                                         /s/ SLAV STEIN
                                         -----------------------------------
                                         Slav Stein, President, and
                                         Chief Executive Officer